Exhibit 99.1

CHARLOTTE RUSSE REPORTS FISCAL 2008 FOURTH QUARTER AND

FULL YEAR RESULTS

Appoints New Executive Management Team

Provides Update on Strategic Development Process

SAN DIEGO, November 12, 2008—Charlotte Russe Holding, Inc. (Nasdaq: CHIC) today announced financial results for the fourth quarter and fiscal year ended September 27, 2008.

Also today, the Company announced that it has named new senior members of its management team (see separate press release). John D. Goodman, formerly President and Chief Executive Officer of Mervyn’s LLC, has been named Chief Executive Officer; Emilia Fabricant, formerly President and Chief Merchandising Officer of babystyle®, has been named President and Chief Merchandising Officer; and Frederick G. Silny, formerly Senior Vice President and Chief Financial Officer of Guess?, Inc. (NYSE: GES), has been named Executive Vice President and Chief Financial Officer. Goodman and Fabricant will also join the Charlotte Russe Board of Directors, and along with Silny, will be based at the Company’s San Diego headquarters. Len Mogil, who currently serves as Interim Chief Executive and Chief Financial Officer, will work with the new team to ensure a smooth transition and will resume his position on the Board of Directors.

Fourth Quarter and Full Year Financial Performance

Fourth quarter net sales increased 8.6% to $206.7 million, compared to $190.3 million in the fourth quarter of 2007. Comparable store sales for the quarter decreased 3.8%. Diluted loss per share for the 2008 fourth quarter was $0.32 compared to diluted earnings per share of $0.33 for the 2007 quarter. For the fourth quarter of fiscal 2008, the Company recorded cash and non-cash charges of $4.1 million for costs related to the recent management transition, and a non-cash charge for store impairment of $6.1 million. Diluted earnings per share for the fourth quarter, excluding transition and impairment costs, were $0.01. The Company opened 18 new stores in the 2008 fourth quarter for a total of 57 new stores in fiscal 2008.

Fiscal year 2008 net sales increased 11.1% to $823.3 million compared to $740.9 million in fiscal year 2007, while comparable store sales for the 2008 full-year period decreased 1.5%. Diluted earnings per share for fiscal year 2008 were $0.79 compared to $1.43 per share in fiscal 2007. Excluding the $4.1 million of transition costs described above and $6.9 million of annual impairment charges, diluted earnings per share were $1.08 in fiscal year 2008. As of September 27, 2008, the Company had $45.5 million in cash and no long-term debt.

	Fourth Quarter Ended		Fiscal Year Ended
(in thousands, except per share data)	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$206,725	$190,329	$823,252	$740,939
GAAP net (loss) income	$(6,645)	$8,425	$18,166	$36,304
GAAP net (loss) income per share:
Basic	$(0.32)	$0.33	$0.79	$1.44
Diluted	$(0.32)	$0.33	$0.79	$1.43
Non-GAAP net income (1)	$269	$8,425	$24,916	$36,304
Non-GAAP net income per share:
Basic	$0.01	$0.33	$1.09	$1.44
Diluted	$0.01	$0.33	$1.08	$1.43

(1)	Please refer to the financial statements portion of this press release for an explanation of the non-GAAP financial measures contained in the press release and the table above and a reconciliation of such measures to the comparable GAAP financial measures.

Len Mogil, Interim Chief Executive Officer, said “In the fourth quarter, net sales increased, and revenue, SG&A expenses, and comparable store sales were within our anticipated range. However, an increased level of markdowns was necessary to clear through our back-to-school merchandise, which drove earnings per share below our expectations. Importantly, we controlled costs and have taken immediate steps to implement a more disciplined approach to inventory management, ending the quarter with comp store inventories down 10%.

“Our decisive and aggressive actions in the fourth quarter allowed us to enter the holiday season with appropriate inventory levels and better position the Company for improved growth and profitability over the long-term.”

Update on Strategic Development Process

Throughout the fourth quarter, the Company’s Board of Directors continued its comprehensive review of operations and began to apply measures designed to strengthen the Charlotte Russe brand, bring new operating discipline to the organization and create an elevated platform for growth.

In order to transform the Company into a top-tier specialty retailer, the Board began developing a strategic plan focused on the following initiatives:

•	Brand Positioning: Further identifying Charlotte’s customer lifestyle and shopping preferences to better meet her needs and increase her spend; and redefining Charlotte’s brand image and visibility.
•	Merchandise Assortment: Redefining product selection with greater emphasis on trend-right fashion and value for sophisticated shoppers.
•	Inventory Optimization: Improving productivity throughout the buying and planning and allocation process and resetting receipt flow and markdown cadence.
•	Real Estate Strategy: Determining optimal store size, locations, layout/design and allocation of resources across the fleet to enhance profitability across all stores.
•	Capital Utilization: Instilling a more disciplined and return-oriented approach to capital allocation, and establishing tools, metrics and procedures to improve visibility.

Jennifer Salopek, Chairman of Charlotte Russe, said, “We are very encouraged by the findings of this comprehensive review. We have identified meaningful opportunities to improve our competitive advantage and to enhance our performance. We are confident that our new executive leadership team will continue to execute these strategic initiatives and successfully drive increased returns to our shareholders.”

Outlook

Based on the current operating environment and recent sales trends, the Company expects comparable store sales for the first quarter of fiscal 2009 to be in the negative mid to high-single digit range. Earnings per diluted share are expected to be between $0.10 and $0.18, exclusive of transition costs. This compares to a comparable store sales increase of 1.5% and diluted earnings per share of $0.55 in the first quarter of fiscal 2008. Additionally, the Company expects to open approximately 20-25 new stores in fiscal 2009.

Conference Call Information

A conference call to discuss 2008 fourth quarter and full year results is scheduled for November 12, 2008, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the call, please dial (888) 841-5034 approximately ten minutes prior to the start of the call. The conference call will also be webcast live and archived at www.charlotterusse.com. A telephone replay of this call will be available until November 19, 2008, and can be accessed by dialing (800) 642-1687 and entering code 32616645.

About Charlotte Russe

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. As of September 27, 2008, the Company operated 487 stores in 45 states and Puerto Rico. For more information about the Company, please visit http://www.charlotterusse.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies (including our new strategic plan) and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward- looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not be able to execute its new strategic plan as intended, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in 000’s, except per share data)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$206,725	$190,329	$823,252	$740,939
Cost of goods sold	163,025	139,538	614,334	536,715

Gross profit	43,700	50,791	208,918	204,224
Selling, general & administrative expenses	53,700	38,026	181,953	149,920

Operating (loss) income	(10,000)	12,765	26,965	54,304
Interest income, net	292	1,139	2,604	4,868

(Loss) income before income taxes	(9,708)	13,904	29,569	59,172
Income tax (benefit) expense	(3,063)	5,479	11,403	22,868

Net (loss) income	$(6,645)	$8,425	$18,166	$36,304

(Loss) income per basic share	$(0.32)	$0.33	$0.79	$1.44

(Loss) income per diluted share	$(0.32)	$0.33	$0.79	$1.43

Basic weighted average shares outstanding	20,871	25,282	22,920	25,244
Diluted weighted average shares outstanding	20,871	25,409	23,065	25,471

CHARLOTTE RUSSE HOLDING, INC.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(amounts in 000’s, except per share data)

	Fourth Quarter Ended
	September 27, 2008			September 29, 2007
	As Reported (GAAP)	Adjustments (1)(2)	Adjusted (non-GAAP) (1)(2)	As Reported (GAAP)
Net sales	$206,725	$—	$206,725	$190,329
Cost of goods sold	163,025	48	163,073	139,538

Gross profit	43,700	(48)	43,652	50,791
Selling, general & administrative expenses	53,700	(10,193)	43,507	38,026

Operating (loss) income	(10,000)	10,145	145	12,765
Interest income, net	292	—	292	1,139

(Loss) income before income taxes	(9,708)	10,145	437	13,904
Income tax (benefit) expense	(3,063)	3,231	168	5,479

Net (loss) income	$(6,645)	$6,914	$269	$8,425

(Loss) income per basic share	$(0.32)		$0.01	$0.33

(Loss) income per diluted share	$(0.32)		$0.01	$0.33

Basic weighted average shares outstanding	20,871		20,871	25,282
Diluted weighted average shares outstanding	20,871		20,961	25,409

(1)	Adjustments include a non-cash charge for impairment of $6.1 million and cash and non-cash charges of $4.1 million associated with severance payments to our former CEO, recruitment fees for the replacement of three executive officers who resigned in the fourth quarter and certain other transition costs directly associated with these events. An adjustment has also been reflected for the related tax impact.

(2)	This earnings release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, the

Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company believes presenting its 2008 results excluding impairment and transition costs, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates the comparability of the Company’s results from period to period and provides a basis for comparing current results against future results by eliminating amounts that it believes are not comparable between periods. The Company will use its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

CHARLOTTE RUSSE HOLDING, INC.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(amounts in 000’s, except per share data)

	Fiscal Year Ended
	September 27, 2008			September 29, 2007
	As Reported (GAAP)	Adjustments (1)(2)	Adjusted (non-GAAP) (1)(2)	As Reported (GAAP)
Net sales	$823,252	$—	$823,252	$740,939
Cost of goods sold	614,334	48	614,382	536,715

Gross profit	208,918	(48)	208,870	204,224
Selling, general & administrative expenses	181,953	(11,032)	170,921	149,920

Operating income	26,965	10,984	37,949	54,304
Interest income, net	2,604	—	2,604	4,868

Income before income taxes	29,569	10,984	40,553	59,172
Income tax expense	11,403	4,234	15,637	22,868

Net income	$18,166	$6,750	$24,916	$36,304

Earnings per basic share	$0.79		$1.09	$1.44

Earnings per diluted share	$0.79		$1.08	$1.43

Basic weighted average shares outstanding	22,920		22,920	25,244
Diluted weighted average shares outstanding	23,065		23,065	25,471

(1)	Adjustments include a non-cash charge for impairment of $6.9 million and cash and non-cash charges of $4.1 million associated with severance payments to our former CEO, recruitment fees for the replacement of three executive officers who resigned in the fourth quarter and certain other transition costs directly associated with these events. An adjustment has also been reflected for the related tax impact.

(2)	This earnings release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company believes presenting its 2008 results excluding impairment and transition costs, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates the comparability of the Company’s results from period to period and provides a basis for comparing current results against future results by eliminating amounts that it believes are not comparable between periods. The Company will use its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	September 27, 2008	September 29, 2007
ASSETS
Cash and cash equivalents	$45,462	$68,212
Inventories	62,986	59,409
Prepaid rent expense	—	10,789
Other current assets	14,648	14,299
Deferred tax assets	7,479	5,770

Total current assets	130,575	158,479
Fixed assets, net	224,346	217,598
Goodwill	28,790	28,790
Other assets	1,006	1,126
Deferred taxes	3,958	1,120

Total assets	$388,675	$407,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$39,754	$30,581
Accounts payable, other	14,974	8,096
Accrued payroll and related expense	8,049	6,208
Sales taxes payable	2,655	2,455
Other current liabilities	9,289	6,708

Total current liabilities	74,721	54,048
Deferred rent	118,605	106,007
Other liabilities	2,099	—

Total liabilities	195,425	160,055
Total stockholders’ equity	193,250	247,058

Total liabilities and stockholders’ equity	$388,675	$407,113

CONTACT:

Investors:

Christine Greany

The Consumer Group

+1-858-523-1732

Media:

Stephanie Pillersdorf / Kara Findlay

Sard Verbinnen & Co

+1-212-687-8080

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